EXHIBIT 10.41

[LETTERHEAD OF SEARS HOLDINGS]

March 19, 2014

Mr. Arun D. Arora
[Address Omitted]

Dear Arun,

We are pleased to extend to you our offer to join Sears Holdings Corporation (“SHC”) as Senior Vice President and President, Home Services, reporting to the board of directors for Home Services. Your start date is to be determined. This letter serves as confirmation of our offer, subject to all of the contingencies listed below and subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s Board of Directors.
The key elements of your compensation package and the other conditions of your employment are as follows:

•	Annual base salary at a rate of $500,000.

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Participation in the Sears Holdings Corporation Annual Incentive Plan (“AIP”) with an annual target incentive opportunity of 100% of your base salary.  Your target incentive under the 2014 AIP will be prorated from your start date through January 31, 2015, the last day of SHC’s 2014 fiscal year. Any incentive payable with respect to a fiscal year will be paid by April 15th of the following fiscal year, provided that you are actively employed at the payment date. Further details regarding your 2014 AIP target award will be provided to you following your start date.

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You will be eligible to receive a Special Incentive Award with respect to each of SHC’s 2014 and 2015 fiscal years, payable by April 15th of the fiscal year following the applicable fiscal year, provided that you are actively employed at the applicable payment date, subject to the following terms:

•	2014 fiscal year: $500,000, 100% of which is subject to reduction by any amount payable to you under the 2014 AIP; and

•	2015 fiscal year: $250,000, 100% of which is subject to reduction by any amount payable to you under the 2015 AIP.

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Participation in the SHC long-term incentive program (“LTI”). Your LTI target incentive opportunity is expected to be 150% of your base salary. However, your eligibility and the details of your participation under the 2014 LTI will be determined by the Compensation Committee in the same manner as similarly situated executives by May 2014.

Mr. Arun D. Arora
March 19, 2014

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You will receive a one-time sign-on bonus of $700,000 (gross). This sign-on bonus will be payable within thirty (30) days following your start date. In the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within twenty-four (24) months of your start date, you will be required to repay the full amount of the payment paid to you, including any taxes withheld, unless prohibited by law, to SHC within thirty (30) days of your last day worked.

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You will be eligible to receive an additional long-term incentive award of $700,000 (gross) (“Special LTI Award”). This award will be payable on a graded basis, with $200,000 of the award being payable as soon as administratively feasible after the second (2nd) anniversary of your start date, and $500,000 of the award being payable as soon as administratively feasible after the third (3rd) anniversary of your start date provided you are actively employed on the applicable payment date. In the event that your employment with the company terminates for any reason, you will not be entitled to receive any unpaid portion of the additional LTI award. Further, in the event you voluntarily terminate your employment with SHC or are terminated by SHC for misconduct or integrity issues within twelve (12) months of a payment date, you will be required to repay to SHC any portion of the Special LTI Award paid to you within such twelve (12)-month period, which repayment will be due within thirty (30) days of your last day worked.

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You represent and warrant to SHC that (a) as of your start date with SHC, you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with SHC or any of its affiliates and (b) you are not (i) a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity, or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services, except as disclosed to and approved by SHC in advance of your start date.  You agree that you will not (A) become a member of any board or body described in clause (b)(i) of the preceding sentence or (B) become a party to any agreement described in clause (b)(ii) of the preceding sentence, in each case without the prior written consent of SHC, such consent not to be unreasonably withheld.  Further, you agree you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise.

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You will be required to sign an Executive Severance Agreement (“Agreement”).  If your employment with SHC is terminated by SHC (other than for Cause, death or Disability) or by you for Good Reason (as such capitalized terms are defined in the Agreement), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, subject to mitigation. Under the Agreement, you agree, among other things, not to disclose confidential information and for twelve (12) months following termination of employment not to solicit employees. You also agree not to aid, assist or render services for any “Sears Competitor” or “Sears Vendor” (as such terms are defined in the Agreement) for twelve (12) months following termination of employment.  The non-disclosure, non-solicitation, non-compete and non-affiliation provisions apply regardless of whether you receive severance benefits under this Agreement. This offer is contingent upon you signing this Agreement. Upon signing the Agreement, you agree that the consideration you are receiving for doing so includes not only your employment with SHC but also the other compensation and benefits you will be receiving (or are eligible to receive) from SHC as outlined herein and which you would not have been offered or received (or have been eligible to receive) without your signing the Agreement.

Mr. Arun D. Arora
March 19, 2014

•	You will be covered under and subject to the terms and conditions of the Non-Accrual Vacation Policy.

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You will be eligible to participate in all retirement, health and welfare programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms, conditions and availability of those programs.

•	This offer also is contingent upon satisfactory completion of a background reference check, employment authorization verification and pre-employment drug test.

Arun, we are looking forward to you joining Sears Holdings Corporation. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please call.

This offer will expire if not accepted within one week from the date of this letter. To accept, sign below and return this letter along with your signed Executive Severance Agreement to my attention.

Sincerely,

/s/ Dean Carter

Dean Carter

Enclosures

Accepted:

/s/ Arun D. Arora	03/20/14
Arun D. Arora	Date